Exhibit 99.1

LKQ Corporation Finalizes Acquisition of Five Netherlands-Based Distributors

Chicago, IL (June 2, 2014) - LKQ Corporation (Nasdaq:LKQ) today announced that it has completed its previously announced agreements in principle to acquire five Netherlands companies, all of which were customers and distributors for LKQ’s Netherlands subsidiary, Sator Holding B.V. The companies acquired were Rijsbergen Holding B.V., Pala Holding, B.V., Primaparts Automaterialen B.V., BOAC Automotive B.V. and VEAM B.V.

"These acquisitions further strengthen our distribution network in the Netherlands and demonstrate LKQ's commitment to our European strategy,” stated Robert L. Wagman, President and Chief Executive Officer of LKQ Corporation.

Terms of the transactions were not disclosed.

About LKQ Corporation

LKQ Corporation (www.lkqcorp.com) is a leading provider of alternative and specialty parts to repair and accessorize automobiles and other vehicles.  LKQ has operations in North America, the United Kingdom, the Netherlands, Belgium, France and Taiwan. LKQ operates more than 630 facilities, offering its customers a broad range of replacement systems, components, equipment and parts to repair and accessorize automobiles, trucks, and recreational and performance vehicles.

Joseph P. Boutross-LKQ Corporation
Director, Investor Relations
(312) 621-2793
jpboutross@lkqcorp.com